Exhibit 99.1

Benihana Inc. Announces Summary Judgment Related to Pending Litigation By
Former Haru Minority Shareholders Has Been Granted in All Material Aspects

MIAMI, FLORIDA, March 8, 2010 -- Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today announced that its motion for summary judgment in the pending litigation against it brought by the former minority shareholders of the Company’s Haru operating segment has been granted in all material respects.

In 2005, the minority shareholders exercised a put to sell their 20% interest in Haru to the Company at a price to be determined in accordance with a contractual formula.  Under a decision issued by Judge Buchwald of the United Stated District Court for the Southern District of New York on March 5, 2010, the price required to be paid by the Company. for the acquisition of the 20% interest would be approximately the same $3.7 million originally calculated by the Company.  Judge Buchwald’s decision will become final on April 6, 2010 unless the plaintiff’s file an appeal prior to such date.

Darwin C. Dornbush, Chairman of the Board of Directors, said, “We are gratified with the court’s decision and look forward to putting this long running dispute behind us.”

About Benihana
Benihana Inc. (Nasdaq: BNHNA - News) (Nasdaq: BNHN - News) operates 98 restaurants nationwide, including 64 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development is one Benihana teppanyaki restaurant. In addition, 23 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Contact
ICR
Raphael Gross, 203-682-8200